SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

                       Date of Report:  June 26, 2000
                      (Date of earliest event reported)

                                PAYCHEX, INC.
           (Exact name of registrant as specified in its charter)

        DELAWARE               0-11330                   16-1124166
(State of incorporation)     (Commission               (IRS Employer
                             File Number)           Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK            14625-0397
(Address of principal executive offices)                 (Zip Code)

                                (716)385-6666
            (Registrant's telephone number, including area code)


ITEM 5.  OTHER EVENTS
The registrant's press release dated June 26, 2000, which reports its financial results for the fiscal year ended May 31, 2000, is attached. In addition, this report includes Management's Discussion and Analysis of Financial Condition and Results of Operations for the three years ended May 31, 2000, 1999 and 1998, and its financial condition at May 31, 2000.

This review is not a complete and comprehensive discussion and analysis as required by the Securities and Exchange Commission for Annual Reports filed on Form 10-K or quarterly reports filed on Form 10-Q. The 2000 Form 10-K and the Annual Report to Shareholders is expected to be mailed in August 2000, and will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and an updated Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended May 31, 2000, 1999 and 1998, and its financial condition at May 31, 2000.

All information included in this Form 8-K is qualified by the cautionary statement in Exhibit 99.


                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        PAYCHEX, INC.

Date:     June 26, 2000                 /s/ B. Thomas Golisano
                                        -----------------------
                                        B. Thomas Golisano
                                        Chairman, President and
                                        Chief Executive Officer

Date:     June 26, 2000                 /s/ John M. Morphy
                                        -----------------------
                                        John M. Morphy
                                        Vice President, Chief
                                        Financial Officer and
                                        Secretary

FOR IMMEDIATE RELEASE
	John M. Morphy, Chief Financial Officer
	        Or
	Jan Shuler		716-383-3406
     Access Paychex, Inc. News Releases, current financial information and related SEC filings at http://www.paychex.com/paychex/finance/finance.html

                   PAYCHEX, INC. REPORTS RECORD YEAR-END AND
                            FOURTH QUARTER RESULTS

ROCHESTER, NY, June 26, 2000 -- Paychex, Inc. (NASDAQ: PAYX) today announced record net income of $190.0 million or $.51 diluted earnings per share for the fiscal year ended May 31, 2000, a 37% increase over net income of $139.1 million or $.37 diluted earnings per share for the prior fiscal year. Total service revenues were $728.1 million, an increase of 22% over $597.3 million for the previous year.

For the fourth quarter ended May 31, 2000, net income increased 36% to $51.6 million or $.14 diluted earnings per share as compared with net income of $37.9 million or $.10 diluted earnings per share for the same period last year.
Total service revenues were $197.2 million, an increase of 26% over $156.6 million for the prior year fourth quarter.

PAYROLL SEGMENT

For the year ended May 31, 2000, operating income for the Payroll segment increased 28% to $303.4 million from $237.2 million for the prior fiscal year. Payroll service revenue was $653.2 million, an increase of 20% over $545.2 million for the prior year.

For the fourth quarter ended May 31, 2000, operating income from Payroll services increased 25% to $80.9 million from $64.5 million for the same period last year. Payroll service revenue was $175.6 million, an increase of 24% over $142.0 million for the prior year quarter.

The increases in service revenue and operating income were primarily the result of continued growth in the Payroll client base, utilization of ancillary services and leveraging of operating expenses. In addition, fourth quarter payroll revenue growth benefited from higher interest rates and the timing of billing days during the quarter.

Paychex currently services 351,900 Payroll clients, a 9.1% increase over last year. Our Major Market Services client base increased 40% to over 6,000 clients. As of the end of the fiscal year, 285,900 clients were using the Taxpay(Registered Trademark) product, the Company's tax filing and payment feature, and 165,700 clients were taking advantage of the Company's Employee Pay Services, which include Direct Deposit, ReadychexSM and Access Card products.

HRS-PEO SEGMENT

For the year ended May 31, 2000, operating income for the HRS-PEO segment increased 111% from $11.1 million to $23.4 million. HRS-PEO service revenue was $74.9 million, an increase of 44% over $52.0 million for the prior fiscal year.

For the fourth quarter ended May 31, 2000, operating income for the HRS-PEO segment increased 67% from $3.8 million to $6.3 million. HRS-PEO service revenue was $21.6 million, an increase of 47% over $14.7 million for the fourth quarter last year.

The increases in service revenue and operating income are primarily related to increasing 401(k) Recordkeeping, Workers' Compensation Insurance and Section 125 clients. As of May 31, 2000, the segment serviced 14,700 401(k) Recordkeeping clients, 10,400 Workers' Compensation Insurance clients, and 23,900 Section 125 Administration Plans.

CORPORATE EXPENSES

Corporate expenses are primarily related to the Information Technology, Organizational Development, Finance, Marketing and Senior Management functions of the Company. For the year ended May 31, 2000, Corporate expenses increased 12% from $60.7 million to $67.9 million. For the quarter ended May 31, 2000, Corporate expenses increased 10% from $15.9 million to $17.5 million. The increases are primarily due to additional employees and other expenditures to support the continued growth of the Company.

INVESTMENT INCOME

Investment income for fiscal year 2000 increased 31% to $16.5 million from $12.6 million in the prior year. For the fourth quarter, investment income was $4.9 million, an increase of 39% over $3.5 million for the fourth quarter of fiscal 1999. The increases in investment income are due to higher average rates of return and higher cash flows from operations invested during the period.

B. Thomas Golisano, Chairman, President and Chief Executive Officer of Paychex said, "We are pleased to complete another successful year. Fiscal 2000 was our tenth consecutive year of record service revenues and net income, and our ninth consecutive year of net income growth in excess of 36%. We look forward to Fiscal 2001 as we continue our growth in payroll and human resource outsourcing, expand Major Market Services and increase utilization of our ancillary products such as Employee Pay Services, 401(K) Recordkeeping and Workers' Compensation Insurance. At the same time we are excited to be introducing numerous internet based product enhancements which will be utilized by both CPAs and our clients."


                                 PAYCHEX, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share amounts)
                       For the three months ended    For the twelve months ended
                             May 31,       May 31,         May 31,       May 31,
                               2000          1999            2000          1999
Service revenues:
  Payroll                  $175,606      $141,975        $653,245      $545,249
  HRS-PEO (A)                21,580        14,661          74,874        52,047
                           --------      --------        --------      --------
  Total service revenues    197,186       156,636         728,119       597,296

Operating costs              46,795        38,219         173,481       151,956
Selling, general and
  administrative
  expenses                   80,593        65,987         295,745       257,778
                           --------      --------        --------      --------
Operating income             69,798        52,430         258,893       187,562

Investment income             4,925         3,541          16,479        12,581
                           --------      --------        --------      --------
Income before income
  taxes                      74,723        55,971         275,372       200,143

Income taxes                 23,164        18,081          85,365        61,044
                           --------      --------        --------      --------
Net income                 $ 51,559      $ 37,890        $190,007      $139,099
                           ========      ========        ========      ========

Basic earnings
  per share (B)            $    .14      $    .10        $    .51      $    .38
                           ========      ========        ========      ========
Diluted earnings
  per share (B)            $    .14      $    .10        $    .51      $    .37
                           ========      ========        ========      ========
Weighted-average
  common shares
  outstanding (B)           371,576       369,229         370,603       368,282
                           ========      ========        ========      ========
Weighted-average
  shares assuming
  dilution (B)              376,407       373,654         375,081       373,182
                           ========      ========        ========      ========
Cash dividends per
  common share (B)         $    .06      $    .04        $    .22      $    .15
                           ========      ========        ========      ========

(A) Net of PEO direct costs billed and incurred of $216,176 and $148,309 for the three months ended May 31, 2000 and 1999, respectively and $731,266 and $578,132 for the twelve months ended May 31, 2000 and 1999, respectively. PEO direct costs billed to clients are equal to PEO direct costs incurred for the wages and payroll taxes of worksite employees and their related benefit premiums and claims.

(B) Financial information for the periods ended May 31, 1999 have been adjusted for a three-for-two stock split distributed in May 2000.

                                 PAYCHEX, INC.
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)

May 31,                                               2000                  1999
ASSETS
Cash and cash equivalents                       $   47,136            $   52,692
Investments                                        412,357               290,555
Interest receivable                                 22,436                18,045
Accounts receivable                                 87,608                62,941
Deferred income taxes                                9,539                 1,364
Prepaid expenses and other current assets            6,531                 6,000
                                                ----------            ----------
Current assets before ENS investments              585,607               431,597
ENS investments                                  1,776,968             1,361,523
                                                ----------            ----------
Total current assets                             2,362,575             1,793,120
                                                ----------            ----------
Property and equipment - net                        75,375                65,931
Goodwill and intangible assets - net                 5,584                 4,418
Deferred income taxes                                2,494                 1,417
Other assets                                         9,549                 8,215
                                                ----------            ----------
Total assets                                    $2,455,577            $1,873,101
                                                ==========            ==========
LIABILITIES

Accounts payable                                $   17,086            $   10,328
Accrued compensation and related items              52,631                36,574
Deferred revenue                                     4,719                 4,643
Accrued income taxes                                 2,969                 4,281
Other current liabilities                           24,400                17,905
                                                ----------            ----------
Current liabilities before ENS client deposits     101,805                73,731
ENS client deposits                              1,785,140             1,358,605
                                                ----------            ----------
Total current liabilities                        1,886,945             1,432,336
Long-term liabilities                                5,200                 4,965
                                                ----------            ----------
Total liabilities                                1,892,145             1,437,301

STOCKHOLDERS' EQUITY

Common stock, $.01 par value,
  600,000 authorized shares
  Issued: 371,769/May 31, 2000 and
  246,326/May 31, 1999                               3,718                 2,463
Additional paid-in capital                          98,904                68,238
Retained earnings                                  469,385               362,269
Accumulated other comprehensive income/(loss)       (8,575)                2,830
                                                ----------            ----------
Total stockholders' equity                         563,432               435,800
                                                ----------            ----------
Total liabilities and stockholders' equity      $2,455,577            $1,873,101
                                                ==========            ==========

                                 PAYCHEX, INC.
                         BUSINESS SEGMENT INFORMATION
                                (In thousands)

The Company has two business segments: Payroll and Human Resource Services-Professional Employer Organization (HRS-PEO). The Payroll segment is engaged in the preparation of payroll checks, internal accounting records, federal, state and local payroll tax returns, and collection and remittance of payroll obligations for small- to medium-sized businesses. The HRS-PEO segment specializes in providing small- to medium-sized businesses with cost-effective outsourcing solutions for their employee benefits. HRS-PEO products include 401(k) Plan Recordkeeping, Workers' Compensation Insurance, Section 125 Plan Administration, Paychex Administrative Services, Professional Employer Organization (PEO), Group Benefits, State Unemployment Insurance, and Employee Management services. Corporate expenses are primarily related to the Information Technology, Organizational Development, Finance, Marketing and Senior Management functions of the Company.

                        For the three months ended  For the twelve months ended
                              May 31,       May 31,       May 31,        May 31,
                                2000          1999          2000           1999
Service revenues:
  Payroll                   $175,606      $141,975      $653,245       $545,249
  HRS-PEO (A)                 21,580        14,661        74,874         52,047
                            --------      --------      --------       --------
  Total service revenues    $197,186      $156,636      $728,119       $597,296
                            ========      ========      ========       ========
ENS investment revenue
  included in Payroll
  revenue                   $ 18,205      $ 13,800      $ 58,800       $ 52,335
                            ========      ========      ========       ========
Operating income:
  Payroll (B)               $ 80,926      $ 64,536      $303,360       $237,236
  HRS-PEO (B)                  6,331         3,794        23,395         11,072
                            --------      --------      --------       --------
  Segment operating income    87,257        68,330       326,755        248,308

  Corporate expenses          17,459        15,900        67,862         60,746
                            --------      --------      --------       ---------
  Total operating income      69,798        52,430       258,893        187,562

Investment income              4,925         3,541        16,479         12,581
                            --------      --------      --------       --------
Income before income taxes  $ 74,723      $ 55,971      $275,372       $200,143
                            ========      ========      ========       ========

(A) Net of PEO directs costs billed and incurred of $216,176 and $148,309 for the three months ended May 31, 2000 and 1999, respectively, and $731,266 and $578,132 for the twelve months ended May 31, 2000 and 1999, respectively. PEO direct costs billed to clients are equal to PEO direct costs incurred for the wages and payroll taxes of worksite employees and their related benefit premiums and claims.

(B) In 2000, the Company began allocating a portion of operating facilities costs from the Payroll segment to the HRS-PEO segment. Prior year's segment results have been restated to reflect the allocation of these facilities costs with no impact to total Segment operating income. The total amounts of these allocations were $413,000 and $382,000 for the three months ended May 31, 2000 and 1999, respectively, and $1,650,000 and $1,526,000 for the twelve months ended May 31, 2000 and 1999, respectively.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis reviews the Company's operating results for each of the three fiscal years in the period ended May 31, 2000 (fiscal 2000, 1999 and 1998), and its financial condition at May 31, 2000. The focus of this review is on the underlying business reasons for significant changes and trends affecting revenues, net income and financial condition. This review provides additional analysis and disclosure than that contained in the Company's June 26, 2000 press release, which precedes this discussion.

This review is not a complete and comprehensive discussion and analysis as required by the Securities and Exchange Commission for Annual Reports filed on Form 10-K or quarterly reports filed on Form 10-Q. The 2000 Form 10-K and the Annual Report to Shareholders is expected to be mailed in August 2000, and will contain a complete set of audited Consolidated Financial Statements, and an updated Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended May 31, 2000, 1999 and 1998, and its financial condition at May 31, 2000.

Forward-looking statements in this Management's Discussion and Analysis are qualified by the cautionary statement in Exhibit 99, contained in this Form 8-K.

                             Results of Operations
In thousands,
  except per share amounts        2000   Change        1999   Change        1998
--------------------------------------------------------------------------------
Service revenues              $728,119    21.9%    $597,296    21.0%    $493,704
Operating income              $258,893    38.0%    $187,562    39.2%    $134,700
Operating margin                 35.6%                31.4%                27.3%
Income before income taxes    $275,372    37.6%    $200,143    38.8%    $144,173
Net income                    $190,007    36.6%    $139,099    36.1%    $102,219
% of service revenues            26.1%                23.3%                20.7%
Basic earnings per share      $    .51    34.2%    $    .38    35.7%    $    .28
Diluted earnings per share    $    .51    37.8%    $    .37    37.0%    $    .28
================================================================================

The financial results for Paychex, Inc., in 2000, reflect the tenth consecutive year of record service revenues and net income, and the ninth consecutive year of net income growth of 36% or more. The Company's ability to continually grow its client base, add new services, increase client utilization of ancillary services, implement price increases and decrease operating expenses as a percent of service revenues has resulted in ten years of average compounded annual growth in service revenues of 20% and net income of 36%.

The Company has two reportable business segments: Payroll and Human Resource Services - Professional Employer Organization (HRS-PEO).

                                Payroll segment

In thousands                      2000   Change        1999   Change        1998
--------------------------------------------------------------------------------
Payroll service revenue       $653,245    19.8%    $545,249    19.8%    $455,227
ENS investment revenue
  included in Payroll
  service revenue             $ 58,800    12.4%    $ 52,335    20.5%    $ 43,429
Payroll operating income      $303,360    27.9%    $237,236    30.6%    $181,585
Payroll operating margin         46.4%                43.5%                39.9%
--------------------------------------------------------------------------------
Payroll clients                  351.9     9.1%       322.6     9.9%       293.6
Taxpay clients                   285.9    12.4%       254.3    15.2%       220.7
Employee Pay Services clients    165.7    22.4%       135.4    29.7%       104.4
================================================================================

Revenues: Payroll service revenue includes service fees and investment revenue. Service fee revenue is earned primarily from Payroll, Taxpay, Employee Pay Services and other ancillary services. Employee Pay Services include the Direct Deposit, Readychex and Access Card products. ENS investment revenue is earned during the period between collecting client funds (ENS investments) and remitting the funds to the applicable tax authorities for Taxpay clients and employees of Employee Pay Services clients. ENS investment revenue also includes net realized gains and losses from the sale of available-for-sale securities.

The increases in Payroll service revenue for 2000 and 1999 are primarily related to the addition of new clients, new services, price increases and increased utilization of ancillary services, such as Taxpay and Employee Pay Services, by both new and existing clients. At May 31, 2000, 81% of Payroll clients utilized the Taxpay service, compared with 79% at the end of 1999 and 75% at the end of 1998. Client utilization of this product is expected to mature within a range of 82% to 87%. Client utilization of Employee Pay Services was 47% at May 31, 2000, versus 42% and 36% at May 31, 1999 and 1998, respectively. At May 31, 2000, only 27% of the total employees paid by the Company's core payroll service utilized Employee Pay Services. These services are expected to provide growth opportunities for fiscal 2001 and beyond.

ENS investment revenue, which is included in Payroll service revenue, has increased due to more clients utilizing Taxpay and Employee Pay Services and higher daily client balances. The growth rate in ENS investment revenue is also affected by factors such as the maturing of the Taxpay product, volatile interest rate movements in both fiscal 2000 and 1999, and the level of realized gains and losses. Average daily ENS investment portfolio balances were approximately $1.4 billion, $1.1 billion and $1.0 billion in fiscal 2000, 1999 and 1998, respectively. The first half of fiscal 2000 reflected lower comparable rates of return while, the second half of fiscal 2000, especially the fourth quarter, benefited from increasing interest rates. In fiscal 2000, ENS investments incurred realized losses of $2.9 million compared with realized gains of $2.4 million and $0.8 million in fiscal 1999 and 1998, respectively.

Payroll revenue growth for the fourth quarter of fiscal 2000 was 23.7% compared to 19.8% for the full year. The higher than normal growth was due to higher interest rates and the timing of billing days in the quarter. Fiscal 2001's percentage growth in Payroll revenue is expected to be towards the upper end of a range of 18% to 20%.

Operating income: Operating income for 2000 and 1999 increased as a result of increased revenue and leveraging of the segment's operating expense base, as evidenced by the increases in the segment's operating margins year-over-year.

Effective September 1, 1999, the Company increased its sales force compensation package to increase the retention and quality of its payroll sales representatives. This compensation increase resulted in additional annualized pre-tax expense of approximately $6.0 million, of which $4.5 million was reflected in fiscal 2000. Sales related expenses were also impacted in the fourth quarter of fiscal 2000 as the Company accelerated the hiring and training of Payroll sales representatives for fiscal 2001 selling efforts.

During fiscal 2000, the Company continued expansion of its Major Market Services payroll product offering to include forty-four of the slightly more than one hundred sales territories covered by its core Payroll product. The Major Market Services product now services over 6,000 clients and generated approximately $30 million in revenue for fiscal 2000. The Company will continue to expand into new cities for the next several years.

                                HRS-PEO segment

In thousands                      2000   Change        1999   Change        1998
--------------------------------------------------------------------------------
HRS-PEO service revenue       $ 74,874    43.9%     $52,047    35.3%     $38,477
HRS-PEO operating income      $ 23,395   111.3%     $11,072   108.0%     $ 5,322
HRS-PEO operating margin         31.2%                21.3%                13.8%
--------------------------------------------------------------------------------
401(k) Recordkeeping
  clients                         14.7    45.5%        10.1    68.3%         6.0
401(k) client funds managed
  externally (in millions)    $1,337.5    76.5%     $ 757.6    97.7%     $ 383.3
Section 125 clients               23.9    18.3%        20.2    23.2%        16.4
Workers' Compensation
  Insurance clients               10.4   160.0%         4.0   100.0%          --
PEO worksite employees            20.2    10.4%        18.3    -4.7%        19.2
================================================================================

Revenues: The significant increases in service revenue for 2000 and 1999 are primarily related to the benefits of growing a recurring revenue stream from 401(k) Recordkeeping clients, Workers' Compensation Insurance clients, Section 125 clients, and the number of Professional Employer Organization (PEO) worksite employees. The increase in 401(k) clients reflects the continuing interest of small- to medium-sized businesses to offer retirement savings benefits to their employees. During the first quarter of fiscal 1999, the Company began a national rollout of its Workers' Compensation Insurance Product, which provides insurance for qualified clients through several leading insurance providers and a method to enhance their cash flows. The decline in PEO worksite employees in 1999 was caused by the loss of two large PEO clients which offset additions to worksite employees. The loss of these clients did not have a material impact on fiscal 2000 or 1999.

Operating income: For 2000 and 1999, the increases in operating income are primarily related to gains in recurring service revenue and leveraging of operating expenses.

In fiscal 2000, the Company began a nationwide expansion of Paychex Administrative Services (PAS), a combined payroll and human resource outsourcing solution designed to make it easier for small businesses to manage
their payroll and benefit costs.   The Company also added SIMPLE IRA Plans to
its retirement services product line and continued to expand the Workers' Compensation Insurance product.

Full-year fiscal 2001's HRS-PEO service revenue and operating income are expected to grow at a rate lower than fiscal 2000's rate, but at a rate much higher than the Payroll segment's growth rate. Fiscal 2001's quarter-over-quarter percentage comparisons in HRS-PEO service revenue and operating income may vary significantly throughout the year, and any one particular quarter's results may not be indicative of expected full-year results.

                              Corporate expenses

In thousands                      2000   Change        1999   Change        1998
--------------------------------------------------------------------------------
Corporate expenses             $67,862    11.7%     $60,746    16.4%     $52,207
================================================================================

Corporate expenses are primarily related to the Information Technology, Organizational Development, Finance, Marketing and Senior Management functions of the Company. For 2000 and 1999, the increases in expenses are primarily due to additional employees and other expenditures required to support the continued growth of the Company's business segments. In fiscal 2000, the Company also continued to invest in numerous internet-based product enhancements which will be utilized by both CPAs and clients in fiscal 2001. In fiscal 2000, these increases were offset by lower spending on national marketing efforts during the last half of the year and by the internal payroll-related costs capitalized for the development of internal-use software. These capitalized costs are in accordance with the adoption of Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which became effective for the Company on June 1, 1999.

In fiscal 2001, Corporate expenses are expected to grow at a rate lower than in fiscal 2000.

                               Investment income

In thousands                      2000   Change        1999   Change        1998
--------------------------------------------------------------------------------
Investment income              $16,479    31.0%     $12,581    32.8%      $9,473
================================================================================

Investment income primarily represents earnings from the Company's cash and cash equivalents and investments in available-for-sale securities. Investment income does not include earnings from the ENS investments, which are recorded as ENS investment revenue within the Payroll segment. The increases in Investment income are primarily due to the increases in the average daily invested balances generated from increases in overall cash flows. In fiscal 2000, these increases were offset by realized losses of $0.8 million on available-for-sale securities compared with realized gains of $0.5 million and $0.1 million in fiscal 1999 and 1998, respectively. For fiscal 2000, the twelve-month average long-term rate of return was slightly higher than the average rate of return earned in fiscal 1999, reflecting lower comparable rates of return in the first half of fiscal 2000 and higher comparable rates in the
second half of the fiscal year.   Investment income for fiscal 2001, subject to
changes in market rates of interest, is expected to grow at a rate higher than fiscal 2000, reflecting the expected benefit of higher comparable rates of return.

                                 Income taxes

In thousands                      2000   Change        1999   Change        1998
--------------------------------------------------------------------------------
Income taxes                   $85,365    39.8%     $61,044    45.5%     $41,954
Effective income tax rate        31.0%                30.5%                29.1%
================================================================================

For 2000 and 1999, the increases in the effective income tax rate are due to the growth in taxable income exceeding the growth in tax-exempt income. Tax-exempt income is derived primarily from income earned on municipal debt securities. Fiscal 2001's effective income tax rate is expected to be in the range of rates experienced in fiscal 2000 and 1999.

                        LIQUIDITY AND CAPITAL RESOURCES

                             Operating activities

In thousands                      2000   Change        1999   Change        1998
--------------------------------------------------------------------------------
Operating cash flows          $249,028    43.0%    $174,120    27.3%    $136,761
================================================================================

The increases in operating cash flows resulted primarily from the consistent achievement of record net income. Projected operating cash flows are expected to adequately support normal business operations, forecasted growth, purchases of property and equipment and dividend payments. Furthermore, at year-end, the Company had $459 million in available cash and investments. The Company also had $140 million of available, uncommitted, unsecured lines of credit and $350 million available under an uncommitted, secured line of credit which was entered into during the third quarter of fiscal 2000.

                             Investing activities

In thousands                      2000   Change        1999    Change       1998
--------------------------------------------------------------------------------
Net investments and ENS
  activities                 $(144,322)   74.5%   $ (82,724)    -6.8% $ (88,728)
Purchases of P&E, net          (32,888)   48.8%     (22,104)   -21.6%   (28,197)
Purchases of other assets       (6,964)   94.0%      (3,590)   599.8%      (513)
--------------------------------------------------------------------------------
Net cash used in investing
  activities                 $(184,174)   69.9%   $(108,418)    -7.7% $(117,438)
================================================================================

Corporate investments and ENS investments: Corporate investments are primarily available-for-sale debt securities. ENS investments are primarily short-term funds and available-for-sale debt securities.

Corporate investments have increased due to the investment of increasing cash balances provided by operating activities less purchases of property and equipment and dividend payments. The reported amount of ENS investments will vary significantly based upon the timing of collecting client funds, and remitting the funds to the applicable tax authorities for Taxpay clients and employees of clients utilizing the Employee Payment Services.

At May 31, 2000, the Company had $1,202.7 million of cost and fair value invested in money market securities and other cash equivalents with an average maturity of less than 30 days, and $984.3 million of fair value invested in available-for-sale securities with an average duration of 2.4 years. At May 31, 2000, the market value of the available-for-sale securities was lower than their cost basis by $13.4 million compared to a market value exceeding cost basis by $4.5 million at the end of May 1999.

Additional discussion of interest rates and related risks is included in the Market and Risk Factors section of this review.

Purchases of property and equipment, net: In fiscal 2000, the Company made net purchases of property and equipment of $32.9 million. During the past year, the Company sold an office facility in California for approximately $1.2 million and purchased a branch office facility in Pennsylvania for $6.1 million. Purchases of property and equipment in fiscal 2001 are expected to range from $30 million to $35 million. In addition, the Company is in the process of evaluating the construction of an additional facility at Corporate headquarters with a cost ranging from $20 million to $30 million. The proposed building would primarily be occupied by employees who are currently occupying leased facilities and would be completed in the summer of 2002.

Effective June 1, 1999 the Company adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP requires the capitalization of internal use computer software costs if certain criteria are met, including all external direct costs for materials and services and certain payroll and related fringe benefit costs. Prior to fiscal 2000, the Company expensed as incurred certain payroll and related fringe benefit costs to develop and enhance its internal computer programs and software. The effect of adopting the SOP increased net income by approximately $2.4 million for the year ended May 31, 2000.

                             Financing activities

In thousands, except
  per share amounts               2000   Change        1999    Change       1998
--------------------------------------------------------------------------------
Dividends paid               $(81,583)    50.9%   $(54,055)     50.7%  $(35,871)
Proceeds from exercise of
  stock options                11,242    103.1%      5,535     178.1%     1,990
Other                             (69)    13.1%        (61)    -27.4%       (84)
--------------------------------------------------------------------------------
Net cash used in
  financing activities       $(70,410)    44.9%   $(48,581)     43.0%  $(33,965)
================================================================================
Cash dividends per common
  share                      $    .22     46.7%   $    .15      50.0%  $    .10
================================================================================

Dividends paid: The Company has increased its quarterly cash dividend rate per share by 50% in each of the last eight fiscal years. The Company has distributed three-for-two stock splits effected in the form of 50% stock dividends on outstanding shares each May in the past six fiscal years.

Proceeds from exercise of stock options: The increase in proceeds from exercise of stock options reflects the issuance of 1,532,000 shares of common stock for stock option exercises in 2000, versus 1,032,000 shares in 1999 and
277,000 shares in 1998, on a pre-split-adjusted basis.   In May 1999, 50% of
the November 1996 broad based incentive stock option grant vested, resulting in an increase in shares available for exercise.

                             MARKET RISK FACTORS:

Interest rate risk: The Company's available-for-sale debt securities are exposed to market risk from changes in interest rates, as rate volatility will cause fluctuations in the market value of held investments. Increases in interest rates normally decrease the market value of the available-for-sale securities, while decreases in interest rates increase the market value of the available-for-sale securities.

In addition, the Company's available-for-sale securities and short-term funds are exposed to earnings risk from changes in interest rates, as rate volatility will cause fluctuations in the earnings potential of future investments. Increases in interest rates quickly increase earnings from short-term funds, and over time increase earnings from the available-for-sale securities portfolio. Earnings from the available-for-sale securities do not reflect changes in rates until the investments are sold or mature, and the proceeds are reinvested at current rates. Decreases in interest rates have the opposite earnings effect on the available-for-sale securities and short-term funds.

The Company directs investments towards high credit-quality, tax-exempt securities to mitigate the risk that earnings from the portfolio could be adversely impacted by changes in interest rates in the near term. The Company invests in short- to intermediate-term, fixed-rate municipal and government securities, which typically have lower interest rate volatility, and manages the securities portfolio to a benchmark duration of 2.5 to 3.0 years. The Company does not utilize derivative financial instruments to manage interest rate risk.

Over the twelve-month period of fiscal 2000, the federal funds rate increased a total of 175 basis points. The following table summarizes the federal funds rate activity over the last three years.

                                                   2000      1999      1998
--------------------------------------------------------------------------------
Federal funds rate - beginning of fiscal year    	4.75%	    5.50%    	5.50%
Rate increase/(decrease):
  First quarter                                    .50         -         -
  Second quarter                                   .25      (.75)        -
  Third quarter                                    .25         -         -
  Fourth quarter                                   .75         -         -
--------------------------------------------------------------------------------
Federal funds rate - end of fiscal year           6.50%     4.75%     5.50%
================================================================================

The earnings impact of these rate changes is not precisely quantifiable because many factors influence the return on the Company's portfolio. These factors include, among others, daily interest rate changes, the proportional mix of taxable and tax-exempt investments, and changes in tax-exempt and taxable investment rates, which are not synchronized, nor do they change simultaneously. Subject to the aforementioned factors, a 25 basis point change normally affects the Company's tax-exempt interest rates by approximately 17 basis points.

As of May 31, 2000 and May 31, 1999, the Company had approximately $984.3 million and $879.6 million, respectively, invested in available-for-sale securities at fair value, with weighted-average yields to maturity of 4.5% and 4.1%, respectively. Assuming a hypothetical increase in interest rates of 25 basis points given the May 31, 2000 and May 31, 1999 portfolios of securities, the resulting potential decrease in fair value would be approximately $6.0 million and $5.4 million, respectively. Conversely, a corresponding decrease in interest rates would result in a comparable increase in fair value. This hypothetical increase or decrease in the fair value of the portfolio would be recorded as an adjustment to the portfolio's recorded value, with an offsetting amount recorded in stockholders' equity, and with no related or immediate impact to the results of operations. The Company's interest rate risk exposure has not changed materially since May 31, 1999.

Credit risk: The Company is exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds. The Company attempts to limit credit risk by investing primarily in AAA and AA rated securities, A-1 rated short-term securities and by limiting amounts that can be invested in any single instrument. At May 31, 2000, approximately 99% of the available-for-sale securities held an AA rating or better and all short-term securities classified as cash equivalents held an A-1 or equivalent rating.

                                    OTHER:

Recently Issued Accounting Standards: In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." This SAB formalizes the SEC's position on application of revenue recognition rules. Adoption of this SAB is for
fiscal years beginning after March 15, 2000.   The Company believes that
adoption of the provisions of this SAB will not have a material impact on the Company's results of operations.